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                                          May 9, 1997

To Our Stockholders:

    I am pleased to inform you that on May 5, 1997, Vivra Incorporated (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Incentive AB ("Incentive") and Gambro Healthcare Acquisition Corp. ("Purchaser"), an indirect wholly owned subsidiary of Incentive, pursuant to which Purchaser has commenced a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "Shares"), for $35.62 per Share, net to the seller in cash. Under the terms of the Merger Agreement, as soon as practicable after consummation of the Offer and in accordance with applicable Delaware law, Purchaser will merge with and into the Company (the "Merger") and each remaining Share which is then issued and outstanding will be converted into the right to receive $35.62 per Share, net to the seller in cash (or any higher price that may be paid in the Offer), without interest.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Goldman, Sachs & Co., the Company's financial advisor, that the $35.62 per Share to be received by the holders of Shares pursuant to the Merger Agreement is fair to such stockholders. The full text of the written opinion of Goldman, Sachs & Co., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as an exhibit to the Schedule 14D-9 and stockholders are urged to read such opinion in its entirety.

    In addition to the attached Schedule 14D-9 relating to the Offer, enclosed is the Offer to Purchase, dated May 9, 1997, of Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                          /s/ Kent J. Thiry
                                          Kent J. Thiry
                                          President and Chief Executive Officer